Prospect Capital Announces March 2022 Results: $0.22 per Share Net Investment Income, 2.0% Increase in Net Asset Value per Common Share, and Monthly Stable $0.06 per Common Share Distributions

NEW YORK, May 9, 2022 (GLOBE NEWSWIRE) -– Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our third quarter ended March 31, 2022.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Net Investment Income (“NII”)	$87,005	$85,557	$73,402
Basic NII per Common Share(1)	$0.22	$0.22	$0.19
Interest as % of Total Investment Income	78.5%	81.1%	87.5%

Net Income Applicable to Common Stockholders	$157,157	$246,411	$246,008
Basic Net Income per Common Share(2)	$0.40	$0.63	$0.64

Distributions to Common Shareholders	$70,439	$70,240	$69,603
Distributions per Common Share	$0.18	$0.18	$0.18

Since Oct 2017 Basic NII per Common Share	$3.59	$3.37	$2.74
Since Oct 2017 Distributions per Common Share(3)	$3.29	$3.09	$2.52
Since Oct 2017 Basic NII Less Distributions per Common Share	$0.30	$0.28	$0.22

Net Asset Value (“NAV”) to Common Shareholders	$4,236,011	$4,140,128	$3,634,940
NAV per Common Share	$10.81	$10.60	$9.38

Net of Cash Debt to Equity Ratio(4)	53.9%	51.3%	56.5%
Net of Cash Asset Coverage of Debt Ratio	284%	293%	276%

Unsecured Debt as % of Total Debt	73.3%	80.3%	84.3%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Basic NII is calculated by dividing NII, less preferred dividends, by the weighted average number of common shares outstanding.
(2)Basic NI is calculated by dividing NI by the weighted average number of common shares outstanding.
(3)Including our preferred stock as equity.
(4)Including common stock and preferred stock dividends paid.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount (per share)
May 2022	5/27/2022	6/21/2022	$0.0600
June 2022	6/28/2022	7/20/2022	$0.0600
July 2022	7/27/2022	8/18/2022	$0.0600
August 2022	8/29/2022	9/21/2022	$0.0600

These monthly cash distributions are the 57th, 58th, 59th, and 60th consecutive $0.06 per share distributions to common shareholders.

Prospect expects to declare September 2022 and October 2022 distributions to common shareholders in August 2022.

Based on the declarations above, Prospect’s closing stock price of $7.81 at May 6, 2022 delivers to our common shareholders an annualized distribution yield of 9.2%.

Shareholders earned an 18.1% total return for the twelve months ended March 31, 2022 if they participated in our dividend reinvestment plan (also known as our “DRIP”), while non-participating shareholders earned a 17.3% return. We offer a 5% discount to the market price of our common stock to shareholders who have elected to participate in our DRIP.

Taking into account past distributions and our current share count for declared distributions, and since inception through our August 2022 declared distribution, Prospect will have distributed $19.56 per share to original common shareholders, aggregating approximately $3.7 billion in cumulative distributions to all common shareholders.

Since inception in 2004, Prospect has invested $18.7 billion across 394 investments, exiting 270 of these investments.

Over the eight quarters from the pre-pandemic December 2019 quarter to the December 2021 quarter, Prospect has delivered the highest growth in the business development company industry in net asset value per common share, with NAV per common share increasing by 25% over that time period.

Since October 2017, our NII per common share has aggregated $3.59 while our common shareholder and preferred shareholder distributions per common share have aggregated $3.29, causing our NII to exceed common and preferred distributions during this period by $0.30 per common share.

Initiatives focused on enhancing accretive NII per share growth include (1) our $1.25 billion targeted 5.50% perpetual preferred stock offerings (which could potentially be increased in capacity in an accretive fashion), (2) greater utilization of our cost efficient and recently upsized revolving credit facility (with an incremental cost of approximately 2.19% at today’s one month Libor), (3) retirement of higher cost liabilities (including multiple recent tender offers and repurchases), (4) issuing low cost notes (including recent 5 to 30 year senior unsecured notes with coupons ranging from 2.50% to 4.625%), (5) increase of short-term Libor rates based on Fed tightening to exceed floors and boost asset yields, and (6) increased originations of senior secured debt and selected equity investments targeting risk-adjusted yields and total returns as we deploy dry powder from our underleveraged balance sheet.

Our senior management team and employees own approximately 28% of all common shares outstanding, approximately $1.2 billion of our common equity as measured at NAV.

All amounts in $000’s except per share amounts	Nine Months Ended	Nine Months Ended
	March 31, 2022	March 31, 2021

Net Investment Income (“NII”)	$253,931	$212,508
Basic NII per Common Share	$0.65	$0.56

Net Income Applicable to Common Stockholders	$613,292	$719,675
Basic Net Income per Common Share	$1.57	$1.89

Distributions to Common Shareholders	$210,722	$206,288
Distributions per Common Share	$0.54	$0.54

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to 5.50% preferred shareholders at an annual rate of 5.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Monthly Cash 5.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount (per share), before pro ration for partial periods
June 2022	6/22/2022	7/1/2022	$0.114583
July 2022	7/20/2022	8/1/2022	$0.114583
August 2022	8/17/2022	9/1/2022	$0.114583

Prospect is declaring our second quarterly distribution to Series A preferred shareholders at an annual rate of 5.35% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Quarterly Cash 5.35% Preferred Shareholder Distribution	Record Date	Payment Date	Amount (per share)
May 2022 - July 2022	7/20/2022	8/1/2022	$0.334375

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of
	March 31, 2022	December 31, 2021

Total Investments (at fair value)	$7,429,931	$7,002,846
Number of Portfolio Companies	127	127

First Lien Debt	48.4%	46.7%
Second Lien Debt	18.5%	19.4%
Third Lien Debt	0.0%	0.1%
Subordinated Structured Notes	9.8%	10.6%
Unsecured Debt	0.1%	0.1%
Equity Investments	23.2%	23.1%
Mix of Investments with Underlying Collateral Security	76.7%	76.8%

Annualized Current Yield – All Investments	8.1%	8.1%
Annualized Current Yield – Performing Interest Bearing Investments	10.6%	10.6%

Top Industry Concentration(1)	18.2%	15.8%
Retail Industry Concentration(1)	0.0%	0.0%
Energy Industry Concentration(1)	1.8%	1.3%
Hotels, Restaurants & Leisure Concentration(1)	0.3%	0.3%

Non-Accrual Loans as % of Total Assets (2)	0.4%	0.4%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$101,065	$99,452

As of the quarter ended March 31, 2022, our middle-market loan portfolio company weighted average net debt leverage ratio was 5.31x.(3)
(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the June 2022 (to date), March 2022, and December 2021 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2022 (to date)	March 31, 2022	December 31, 2021

Total Originations	$123,784	$564,828	$855,373

Middle-Market Lending	82.8%	56.3%	85.6%
Real Estate	11.6%	19.5%	9.4%
Middle-Market Lending / Buyout	4.8%	14.5%	1.0%
Other	0.8%	4.0%	0.7%
Subordinated Structured Notes	—%	5.7%	3.3%

Total Repayments	$114,339	$184,561	$444,060

Originations, Net of Repayments	$9,445	$380,267	$411,313

For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. At March 31, 2022 and December 31, 2021, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	March 31, 2022	December 31, 2021

Total Subordinated Structured Notes	$728,833	$744,458
Subordinated Structured Notes as % of Portfolio	9.8%	10.6%

# of Investments(2)	37	39

TTM Average Cash Yield(1)(2)	20.4%	19.5%
Annualized Cash Yield(1)(2)	20.7%	20.5%
Annualized GAAP Yield on Fair Value(1)(2)	9.7%	9.8%
Annualized GAAP Yield on Amortized Cost(2)	6.9%	7.0%

Cumulative Cash Distributions	$1,415,996	$1,407,921
% of Original Investment	101.7%	99.2%

# of Underlying Collateral Loans	1,737	1,783
Total Asset Base of Underlying Portfolio	$15,618,664	$16,035,417

Prospect TTM Default Rate	0.08%	0.19%
Broadly Syndicated Market TTM Default Rate	0.19%	0.29%
Prospect Default Rate Outperformance vs. Market	0.11%	0.10%

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date, including called investments being redeemed, we have realized 29 subordinated structured notes totaling $1.003 billion with an expected pooled average realized IRR of 13.9% and cash on cash multiple of 1.62 times.
Since December 31, 2017 through today, 32 of our subordinated structured note investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile has included a recently upsized $1.5 billion revolving credit facility (with 43 lenders, an increase of 13 lenders including our prior April 2021 extension and upsizing), program notes, listed baby bonds, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired multiple upcoming maturities and as of today our only debt maturing in calendar year 2022 is $60.5 million of our 2022 Notes.
On April 28, 2021, we completed an amendment and upsizing of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 5.0 years. The Facility includes a revolving period that extends through April 27, 2025, followed by an additional one-year amortization period. Pricing for amounts drawn under the Facility is one-month Libor plus 2.05%, a decrease of 0.15%. Undrawn pricing was reduced (1) 0.30% for above 35% to 60% utilization and (2) 0.10% for above 60% utilization. Our extended facility also has improved borrowing base benefits due to a change in concentration baskets, which we estimate increased our borrowing base by approximately $150 million.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments is currently approximately $850 million. Our total unfunded eligible commitments to non-control portfolio companies total, approximately $42 million, approximately 0.6% of our total assets as of March 31, 2022.

	As of	As of	As of
All amounts in $000’s	March 31, 2022	December 31, 2021	March 31, 2021
Net of Cash Debt to Equity Ratio(1)	53.9%	51.3%	56.5%
% of Interest-Bearing Assets at Floating Rates	87.2%	87.1%	86.7%
% of Liabilities at Fixed Rates	73.3%	80.3%	84.3%

% of Floating Loans with Libor Floors	93.9%	95.2%	91.7%
Weighted Average Libor Floor	1.34%	1.35%	1.68%

Unencumbered Assets	$4,922,468	$4,994,777	$4,401,757
% of Total Assets	65.7%	70.6%	73.3%

(1)Including our preferred stock as equity.

The below table summarizes our March 2022 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
Prospect Capital InterNotes®	$35,587	2.50% – 4.625%	February 2025 – March 2052
Total Debt Issuances	$35,587

Debt Repurchases/Repayments
Prospect Capital InterNotes®	$35,350	4.25% - 6.75%	August 2028 – September 2043
Total Debt Repurchases/Repayments	$35,350

Net Debt Repurchases/Repayments	$237

We currently have seven separate unsecured debt issuances aggregating approximately $1.6 billion outstanding, not including our program notes, with laddered maturities extending through October 2028. At March 31, 2022, $340.8 million of program notes were outstanding with laddered maturities through March 2052.
At March 31, 2022, our weighted average cost of unsecured debt financing was 4.35%, a decrease of 0.04% from December 31, 2021, and a decrease of 0.87% from March 31, 2021. Including usage of our revolving credit facility, at March 31, 2022, our weighted average cost of all debt financing was 3.77%, a decrease of 0.18% from December 31, 2021, and a decrease of 0.99% from March 31, 2021.
On August 3, 2020 and October 3, 2020, we launched our $1.25 billion 5.50% perpetual preferred stock offering programs. Prospect expects to use the net proceeds from the offering programs to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term. To date we have issued approximately $500 million of our 5.50% perpetual preferred stock programs, with the ability potentially to upsize such programs based on significant balance sheet capacity.
On July 19, 2021, we closed a $150 million listed 5.35% perpetual preferred stock offering. Prospect used the net proceeds from the offering to maintain and enhance balance sheet liquidity, including repaying our credit facility and redeeming higher cost program notes.
In connection with the 5.50% perpetual preferred stock offering program, effective August 3, 2020 and as amended on October 30, 2020, we adopted and amended, respectively, a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.
We currently have approximately $650 million in preferred stock outstanding.
Prospect holds recently reaffirmed or initiated investment grade company ratings, all with a stable outlook, from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.

DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.

EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Tuesday May 10, 2022 at 4:00 p.m. Eastern Time. Dial 888-338-7333. For a replay prior to June 10, 2022 visit www.prospectstreet.com or call 877-344-7529 with passcode 5381428.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2022	June 30, 2021

	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,588,661 and $2,482,431, respectively)	$3,378,505	$2,919,717
Affiliate investments (amortized cost of $237,845 and $202,943, respectively)	417,652	356,734
Non-control/non-affiliate investments (amortized cost of $4,061,431 and $3,372,750, respectively)	3,633,774	2,925,327
Total investments at fair value (amortized cost of $6,887,937 and $6,058,124, respectively)	7,429,931	6,201,778
Cash	36,402	63,610
Receivables for:
Interest, net	12,969	12,575
Other	525	365
Deferred financing costs on Revolving Credit Facility	11,504	11,141
Due from broker	4,055	12,551
Prepaid expenses	299	1,072
Total Assets	7,495,685	6,303,092
Liabilities
Revolving Credit Facility	699,440	356,937
Public Notes (less unamortized discount and debt issuance costs of $23,601 and $20,061, respectively)	1,341,858	1,114,717
Prospect Capital InterNotes® (less unamortized debt issuance costs of $7,196 and $10,496, respectively)	333,578	498,215
Convertible Notes (less unamortized debt issuance costs of $2,794 and $4,123, respectively)	213,875	263,100
Due to Prospect Capital Management	56,399	48,612
Dividends payable	23,529	23,313
Interest payable	19,501	27,359
Due to broker	—	14,854
Accrued expenses	3,417	5,151
Due to Prospect Administration	2,855	4,835
Other liabilities	338	482
Total Liabilities	2,694,790	2,357,575
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (167,900,000 shares authorized, with 40,000,000 shares of preferred stock authorized for each of the Series A1, Series M1, and Series M2 and 20,000,000 shares of preferred stock authorized for each of the Series AA1 and Series MM1 and 1,000,000 shares of preferred stock authorized for the Series A2 and 6,900,000 shares of preferred stock authorized for the Series A; 16,394,214 Series A1 shares issued and outstanding; 1,380,203 Series M1 shares issued and outstanding; 0 Series M2 shares issued and outstanding; 0 Series AA1 shares issued and outstanding; 0 Series MM1 shares issued and outstanding; 187,000 Series A2 shares issued and outstanding; and 6,000,000 Series A shares issued and outstanding as of March 31, 2022) at carrying value plus cumulative accrued and unpaid dividends	564,884	—
Net Assets as of June 30, 2021	$—	$3,945,517
Net Assets Applicable to Common Shares as of March 31, 2022	$4,236,011	$—
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Preferred Stock, par value $0.001 per share (141,000,000 shares authorized, with 40,000,000 shares of preferred stock authorized for each of the Series A1, Series M1, and Series M2 and 20,000,000 shares of preferred stock authorized for the Series AA1 and 1,000,000 shares of preferred stock authorized for the Series A2; 5,163,926 Series A1 shares issued and outstanding; 130,666 Series M1 shares issued and outstanding; 0 Series M2 shares issued and outstanding; 0 Series AA1 shares issued and outstanding; and 187,000 Series A2 shares issued and outstanding as of June 30, 2021)	$—	137,040
Common stock, par value $0.001 per share (1,832,100,000 common shares authorized; 391,718,136 and 388,419,573 issued and outstanding, respectively)	392	388
Paid-in capital in excess of par	4,039,944	4,018,659
Total distributable earnings (loss)	195,675	(210,570)
Net Assets as of June 30, 2021	$—	$3,945,517
Net Assets Applicable to Common Shares as of March 31, 2022	$4,236,011	$—
Net Asset Value Per Common Share	$10.81	$9.81

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Investment Income
Interest income:
Control investments	$53,095	$52,056	$166,036	$151,416
Affiliate investments	6,745	6,145	23,497	24,333
Non-control/non-affiliate investments	65,037	52,846	182,698	156,125
Structured credit securities	17,612	28,536	58,702	84,735
Total interest income	142,489	139,583	430,933	416,609
Dividend income:
Control investments	5,197	1,384	12,134	3,645
Affiliate investments	95	—	95	—
Non-control/non-affiliate investments	14	18	48	62
Total dividend income	5,306	1,402	12,277	3,707
Other income:
Control investments	26,571	15,877	55,306	45,493
Affiliate investments	19	38	3,961	102
Non-control/non-affiliate investments	7,046	2,556	23,804	8,717
Total other income	33,636	18,471	83,071	54,312
Total Investment Income	181,431	159,456	526,281	474,628
Operating Expenses
Base management fee	36,426	29,183	102,472	83,866
Income incentive fee	19,967	18,251	59,296	53,354
Interest and credit facility expenses	29,235	32,773	86,952	100,549
Allocation of overhead from Prospect Administration	4,126	2,685	10,891	10,768
Audit, compliance and tax related fees	994	989	1,940	2,267
Directors’ fees	131	113	360	339
Other general and administrative expenses	3,547	2,060	10,439	10,977
Total Operating Expenses	94,426	86,054	272,350	262,120
Net Investment Income	87,005	73,402	253,931	212,508
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	5,298	121	5,304	2,953
Affiliate investments	—	745	—	4,469
Non-control/non-affiliate investments	(7,552)	15	(17,386)	29
Net realized (losses) gains	(2,254)	881	(12,082)	7,451
Net change in unrealized gains
Control investments	96,162	142,379	352,558	323,967
Affiliate investments	(11,610)	21,876	26,016	107,582
Non-control/non-affiliate investments	(4,066)	20,705	19,766	87,028
Net change in unrealized gains	80,486	184,960	398,340	518,577
Net Realized and Net Change in Unrealized Gains from Investments	78,232	185,841	386,258	526,028
Net realized (losses) on extinguishment of debt	(941)	(12,835)	(10,149)	(18,415)
Net Increase in Net Assets Resulting from Operations	164,296	246,408	630,040	720,121
Preferred stock dividend	7,139	400	16,748	446
Net Increase in Net Assets Resulting from Operations applicable to Common Stockholders	$157,157	$246,008	$613,292	$719,675

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2022		2021		2022		2021
Per Share Data
Net asset value per common share at beginning of period	$10.60		$8.96		$9.81		$8.18
Net investment income(1)	0.22		0.19		0.65		0.56
Net realized and change in unrealized gains(1)	0.20		0.45		0.96		1.33
Net increase from operations	0.42		0.64		1.61		1.89
Distributions of net investment income to preferred stockholders	(0.02)		—	(3)	(0.04)		—	(3)
Net increase from operations applicable to common stockholders(8)	0.40		0.64		1.57		1.89
Distributions of net investment income to common stockholders	(0.18)	(5)	(0.15)	(7)	(0.53)	(5)	(0.48)	(7)
Return of Capital to common stockholders	—	(5)	(0.03)	(7)	(0.01)	(5)	(0.06)	(7)
Common stock transactions(2)	(0.01)		(0.02)		(0.03)		(0.11)
Offering costs from issuance of preferred stock	—		(0.01)		(0.03)		(0.02)
Reclassification of preferred stock issuance costs(6)	—		—		0.03		—
Net asset value per common share at end of period	$10.81		$9.38	(4)	$10.81		$9.38	(4)

(1)Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to stockholders which is based on actual rate per share).

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% preferred stock.

(3)Amount is less than $0.01.

(4)Does not foot due to rounding.

(5)Not finalized for the respective fiscal period.

(6)Preferred stock issuance costs include offering costs and underwriting costs related to the issuance of preferred stock. During the three months ended December 31, 2021, we have reclassified all preferred stock issuance costs related to preferred stock issued as temporary equity following our reclassification of preferred stock during the three months ended September 30, 2021.

(7)The amounts reflected for the respective fiscal periods were updated based on tax information received subsequent to our Form 10-K filing for the year ended June 30, 2021 and our Form 10-Q filing for December 31, 2021. Certain reclassifications have been made in the presentation of prior period amounts. See Note 2 and Note 12 within the accompanying notes to the consolidated financial statements in our Form 10-Q filing for March 31, 2022 for further discussion.

(8)Diluted net increase from operations applicable to common stockholders was $0.38 and $1.50 for the three and nine months ended March 31, 2022.

MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that PSEC’s overall portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, other structured credit, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s overall debt portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.
Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within our overall debt investments.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.
Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s our underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Middle-Market Lending - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Middle-Market Lending / Buyout - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closing to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Real Estate - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Subordinated Structured Notes - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702